Registration No. 33-70254
                                                          Rule 424(b)(3)

         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 23, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1993I, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_____________________________________________________________________________

     On November 30, 1993, the Senior/Subordinate Pass-Through Certificates, Series 1993I, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $214,491,746. The Class A Certificates represented beneficial interests of approximately 97.39% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1993 by and among
Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-48 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                    1993 I

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                              December 31, 1997        December 31, 1996         December 31, 1995
                           ------------------------  -----------------------  ------------------------
                            Number of                Number of                Number of
                           PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst   Principal
                              Loans       Amount       Loans       Amount       Loans        Amount
                           ------------  ----------  -----------  ----------  -----------  -----------
PrimeFirst Loans
  Outstanding . . . . . .        14,159  $5,302,950       11,054  $4,331,131        8,272   $3,536,761
Delinquency Period
  30-59 Days  . . . . . .           183  $   66,254          180  $   84,297          127   $   56,370
  60-89 Days  . . . . . .            26      18,544           19       6,583           13        7,917
  90 Days or More*  . . .            24      18,072           29      27,590           44       45,749
                           ------------  ----------  -----------  ----------  -----------  -----------
     Total Delinquency  .           233  $  102,870          228  $  118,470          184   $  110,036
                           ============  ==========  ===========  ==========  ===========  ===========

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         1.65%       1.94%        2.06%       2.74%        2.22%        3.11%

Foreclosures  . . . . . .            39     $47,396           29  $   39,100           28   $   38,209

Foreclosures as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         0.28%       0.89%        0.26%       0.90%        0.34%        1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance of
  PrimeFirst Loan Portfolio . . . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a
  Percent of Average
  Principal Balance Outstanding . . . . . .               0.11%             0.16%                0.05%


                                    1993 I

     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances for Loan Group 1," "Margins in Loan Group 1", "Range of Cut-Off Principal Balances for Loan Group 2" and "Cut-Off Date Principal Balances for Loan Group 3" under the heading "The Mortgage Pool" on pages S-30, S-33, S-37 and S-42, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

                                    1993 I

     RANGE OF PRINCIPAL BALANCES FOR LOAN GROUP 1 AS OF DECEMBER 31, 1997

                                            Number of                               % of Mortgage
                Range of                    Mortgage                                   Pool by
           Principal Balances                 Loans        Principal Balance      Principal Balance
-------------------------------------      -----------    ------------------      -----------------
$    0.00-          49,999.99 . . . .           4         $    111,607.42                 0.15%
$    60,000.00-     74,999.99 . . . .           1               60,090.82                 0.08
$    75,000.00-     99,999.99 . . . .           9              809,833.28                 1.11
$    100,000.00-    149,999.99  . . .          32            3,976,331.75                 5.43
$    150,000.00-    199,999.99  . . .          23            4,047,873.01                 5.53
$    200,000.00-    249,999.99  . . .          12            2,655,545.75                 3.63
$    250,000.00-    299,999.99  . . .          14            3,952,317.96                 5.40
$    300,000.00-    349,999.99  . . .           8            2,587,350.17                 3.53
$    350,000.00-    399,999.99  . . .          10            3,816,669.64                 5.21
$    400,000.00-    449,999.99  . . .          10            4,234,353.23                 5.79
$    450,000.00-    499,999.99  . . .           5            2,374,917.78                 3.24
$    500,000.00-    549,999.99  . . .           3            1,594,569.27                 2.18
$    550,000.00-    599,999.99  . . .           4            2,321,001.15                 3.17
$    600,000.00-    649,999.99  . . .           3            1,810,999.99                 2.47
$    650,000.00-    699,999.99  . . .           4            2,713,342.87                 3.70
$    700,000.00-    749,999.99  . . .           5            3,572,867.30                 4.88
$    750,000.00-    799,999.99  . . .           2            1,560,399.23                 2.13
$    800,000.00-    849,999.99  . . .           1              800,000.00                 1.09
$    850,000.00-    899,999.99  . . .           2            1,774,341.67                 2.42
$    900,000.00-    949,999.99  . . .           2            1,830,000.00                 2.50
$    950,000.00-    999,999.99  . . .           2            1,994,782.32                 2.72
$    1,000,000.00-  1,099,999.99  . .           4            4,124,943.30                 5.63
$    1,100,000.00-  1,199,999.99  . .           5            5,766,805.63                 7.87
$    1,200,000.00-  1,299,999.99  . .           2            2,519,998.97                 3.44
$    1,300,000.00-  1,399,999.99  . .           3            4,099,098.74                 5.60
$    1,500,000.00-  1,599,999.99  . .           1            1,517,608.00                 2.07
$    1,700,000.00-  1,799,999.99  . .           1            1,760,000.00                 2.40
$    1,800,000.00-  1,899,999.99  . .           1            1,859,418.75                 2.54
$    2,900,000.00-  2,999,999.99  . .           1            2,997,390.04                 4.09
                                           -----------    ------------------      -----------------
                      TOTALS  . . . .         174          $73,244,458.04               100.00%
                                           ===========    ==================      =================


                                    1993 I

               MARGINS IN LOAN GROUP 1 AS OF DECEMBER 31, 1997


    Range of                                                                     % of Mortgage
    Principal            Number of                                                  Pool by
     Balance          Mortgage Loans            Principal Balance              Principal Balance
------------------     --------------          -----------------                -----------------
     -0.250%                  3               $  4,217,023.63                         5.76%
     -0.125%                  5                  3,052,763.75                         4.17
      0.000%                 21                  6,534,629.37                         8.92
      0.250%                 14                  2,825,660.85                         3.86
      0.500%                 36                  4,371,602.43                         5.97
      1.500%                 20                 23,341,766.24                        31.85
      1.625%                 15                 11,066,380.98                        15.11
      1.750%                 34                 13,504,660.77                        18.44
      2.000%                 12                  2,480,814.59                         3.39
      2.250%                 13                  1,763,303.51                         2.41
      2.750%                  1                     85,851.92                         0.12
                       --------------          -----------------                -----------------
     TOTALS                 174                $73,244,458.04                       100.00%
                       ==============          =================                =================

_________________________

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 1.500%, but less than 2.750%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.

                                    1993 I

     RANGE OF PRINCIPAL BALANCES FOR LOAN GROUP 2 AS OF DECEMBER 31, 1997

                                              Number of                                % of Mortgage
                 Range of                     Mortgage                                    Pool by
            Principal Balances                  Loans         Principal Balance      Principal Balance
-------------------------------------      -----------    ---------------------      -----------------
$    0.00-          49,999.99 . . . . . .        33         $  1,324,686.96                4.99%
$    50,000.00-     54,999.99 . . . . . .         8              424,031.15                1.60
$    55,000.00-     59,999.99 . . . . . .         5              293,940.25                1.11
$    60,000.00-     74,999.99 . . . . . .        15              990,359.40                3.73
$    75,000.00-     99,999.99 . . . . . .        23            1,882,948.21                7.09
$    100,000.00-    149,999.99  . . . . .        22            2,668,303.63               10.05
$    150,000.00-    199,999.99  . . . . .        14            2,383,983.79                8.98
$    200,000.00-    249,999.99  . . . . .        14            3,292,432.68               12.37
$    250,000.00-    299,999.99  . . . . .         4            1,056,066.29                3.98
$    300,000.00-    349,999.99  . . . . .         4            1,326,836.21                5.00
$    350,000.00-    399,999.99  . . . . .         6            2,234,046.83                8.41
$    400,000.00-    449,999.99  . . . . .         5            2,161,305.34                8.14
$    450,000.00-    499,999.99  . . . . .         3            1,437,079.70                5.41
$    550,000.00-    599,999.99  . . . . .         1              594,473.73                2.24
$    600,000.00-    649,999.99  . . . . .         1              623,491.96                2.35
$    650,000.00-    699,999.99  . . . . .         2            1,351,182.79                5.09
$    700,000.00-    749,999.99  . . . . .         1              734,354.77                2.77
$    800,000.00-    849,999.99  . . . . .         1              809,866.11                3.05
$    950,000.00-    999,999.99  . . . . .         1              967,297.11                3.64
                                           -----------    ---------------------      -----------------
                      TOTALS  . . . . . .       163          $26,556,686.91              100.00%
                                           ===========    ==================      =================


                                    1993 I

         PRINCIPAL BALANCES FOR LOAN GROUP 3 AS OF DECEMBER 31, 1997

                                            Number of                                 % of Mortgage
               Range of                     Mortgage                                     Pool by
          Principal Balances                  Loans          Principal Balance      Principal Balance
-------------------------------------       ---------       ------------------      -----------------
$    0.00-          49,999.99 . . . .           2           $    95,095.28                 0.50%
$    50,000.00-     54,999.99 . . . .           5               259,245.19                 1.36
$    55,000.00-     59,999.99 . . . .           3               173,283.37                 0.91
$    60,000.00-     74,999.99 . . . .          18             1,221,329.54                 6.42
$    75,000.00-     99,999.99 . . . .          16             1,459,301.57                 7.67
$    100,000.00-    149,999.99  . . .          18             2,148,779.90                11.28
$    150,000.00-    199,999.99  . . .          11             1,964,684.42                10.32
$    200,000.00-    249,999.99  . . .           6             1,370,392.49                 7.20
$    250,000.00-    299,999.99  . . .           2               536,824.18                 2.82
$    300,000.00-    349,999.99  . . .           3               962,148.63                 5.06
$    350,000.00-    399,999.99  . . .           2               735,888.11                 3.87
$    400,000.00-    449,999.99  . . .           1               446,324.76                 2.35
$    450,000.00-    499,999.99  . . .           2               956,160.80                 5.02
$    500,000.00-    549,999.99  . . .           3             1,543,950.09                 8.11
$    550,000.00-    599,999.99  . . .           2             1,145,125.94                 6.02
$    950,000.00-    999,999.99  . . .           3             2,867,438.54                15.07
$    1,100,000.00-  1,199,999.99  . .           1             1,145,545.68                 6.02
                                            ---------       ------------------      -----------------
                      TOTALS  . . . .          98           $19,031,518.49               100.00%
                                            =========       ==================      =================

                             ____________________


               The date of this Supplement is April 13, 1998.